Separation Agreement

This Separation Agreement (the "**Agreement**") is entered into this 25th day of February, 2025 by and between Ormat Systems Ltd., reg no. 511597239, a private company incorporated under the laws of the State of Israel, having its principal office at 1 Shidlovski St., Yavne, Israel (the "**Company**") and Mr. Shimon Hatzir, holder of Israeli ID No. 057117780, of 9 Jasmine St., Shoham, Israel (the "**Employee**").

WHEREAS, the Employee is employed by the Company as of July 6, 1989; and

WHEREAS, on January 18, 2018 the parties entered into a separation settlement agreement and release which was nulled on October 1, 2018; and

WHEREAS, the Company and the Employee are parties to that certain Employment Agreement dated on October 1, 2018, as amended from time to time (the "**Employment Agreement**"); and

WHEREAS, the parties have reached understandings regarding the separation of the Employee's from the Company, as detailed in this Agreement which are subject to and contingent upon the review and approval of the Compensation Committee of Ormat Technologies Inc.;

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, the parties hereby declare and agree as follows:

1. The preamble to this Agreement constitutes an integral part hereof.
2. During the period commencing on the execution of this Agreement and ending on August 31, 2025, the Employee will continue to fulfill his position; shall have all of his duties and responsibilities; perform all tasks as the Company shall require and will assist in transferring his duties and responsibilities, in an efficient and professional manner.
3. Notwithstanding, to the extent that the Company shall hire an employee to replace the Employee prior to August 31, 2025, the Employee shall transfer all of his duties and responsibilities to the new employee and the Company shall have the right to waive Employee's services and appoint the new employee to the Employee's position; provided that the Employee shall continue to receive all the terms of employment as if the Company did not waive his services.

4. Commencing on September 1, 2025 and ending on August 31, 2026 the Employee shall not be required to attend work on a daily basis but shall only be available to the Company according to its needs and as shall be requested by the Company, under circumstances in which Employee's experience and expertise may contribute to the Company. During this time Employee shall be entitled to all payments and benefits under the Employment Agreement.

5. As of the execution of this Agreement, the Employee shall not be eligible for equity awards.

6. Employee's employment with the Company shall terminate on August 31, 2026 (the "**Separation Date**") which term includes, in accordance with the Employment Agreement, an advance notice period of two months and an additional adjustment period of four months.

7. On the Separation Date or at a date close to such time, the Employee shall receive the following documents and gross amounts:

   7.1. Recreation payment accrued with respect to the period commencing on the last payment date of the recreation payment and ending on the Separation Date;

   7.2. Redemption of any accumulated and unused vacation days in Employee's favor until the Separation Date; it is hereby clarified that the Employee is required to utilize vacation days during 2025 and 2026 as required by law, i.e. at least 7 consecutive days (5 vacation days + Friday-Saturday) per year.

   7.3. Pro-rata annual bonus in accordance with the management bonus plan for the period as of 1.1.2025 and until 31.8.2025.

   7.4. Equity grants granted to the Employee will continue to vest according to their original vesting schedule until the Separation Date. Any options vested and not exercised prior to the Separation Date may be exercised by the Employee according to the award agreement and the equity plan under which it was awarded (the "**Exercise Date**"). Employee's separation on the Separation Date will be treated as a Retirement under the award agreement and the equity plan. Any equity awards granted to the Employee which will not vest prior to the Separation Date and any vested options not exercised prior to Exercise Date will be forfeit as of the Separation Date.

7.5. Release letters addressed to the pension fund and/or managers insurance and/or provident fund;

7.6. Release letter addressed to the study fund;

7.7. Confirmation of employment letter.

7.8. A special severance payment which will be calculated according to the Employee's last monthly salary as shall be on the Separation Date multiplied by number of months of his employment at the Company as of July 6, 1989, divided by twelve. The special severance payment will be paid by releasing the severance amounts accumulated in the pension fund and/or managers insurance and/or provident fund and/or any other severance payment funds in the name of the Employee, i.e., deposits made on behalf of the Company towards the Employee, for the period Commencing on July 6, 1989 and ending on the Separation Date, plus, if needed, a completion according to the calculation herein.

8. Subject to receipt of the full amounts, rights and documents detailed in Section 7 above, the Employee hereby confirms, represents and warrants that he received from the Company the full and complete payments of all amounts and documents due to him from the Company with respect to his employment and/or the separation from the Company, all salaries, over-time payment, vacation payment and redemption of vacation, prior notice payment, recreation payment, sick payment, travel payment, bonuses, benefits, compensations, fringe benefits, equity benefits, social benefits, amounts of pension funds and/or manager's insurance and study fund, severance pay, reimbursement of expenses and/or any other payments or benefits due to the Employee according to any law, agreement or expansion orders.

9. Without derogating in any way from the above, the Employee hereby confirms that the receipt of the amounts and documents detailed in Section 7 above constitutes the full and final settlement of accounts and the Employee hereby releases and forever discharges the Company and its affiliates, their management, shareholders, directors, employees and/or anyone on its behalf, of and from all demands, claims, liabilities, damages, accounts, causes of action, actions and suits of any kind whatsoever with respect to Employee's employment with the Company and/or the separation from the Company and with respect to the payment and entitlements detailed above or any portion thereof.

For the avoidance of any doubt, the above will apply with respect to the entire term of employment of the Employee by the Company, commenced on July 6, 1989 and until the separation from the Company on August 31, 2026.

10. Subject to the Company's compensation policy (including, inter alia, the Clawback Section) the Company confirms that to the best of its knowledge as of the date of the execution of this Agreement, it has no claims. against the Employee. The Company also confirms the November 3, 2020 Indemnification Agreement between the parties remains in effect pursuant to its terms.

11. The "**Company**" for the purposes of this Agreement shall mean Ormat Systems Ltd. and/or any parent company, subsidiaries or affiliates and related companies.

12. This Agreement shall be considered as a dismissal and compromise notice for the purpose of Section 29 of the Severance Pay Law, 5723-1963.

13. The Employee hereby acknowledges that the undertakings regarding confidentiality, non-competition, non-solicitation and assignment of intellectual property made by the Employee as part of his Employment Agreement will remain in full force and effect following the separation from the Company and the Employee undertakes to comply with such undertakings. Without derogating from Employee's abovementioned undertakings, the Employee further undertakes to keep in strict confidence and not to disclose or make available, to any person or entity, any and all information, documents, assets brought to his knowledge during the term of his employment with the Company or the separation from the Company, including this Agreement or any of the terms hereunder and not to disparage in any way the reputation and/or good name of the Company, its management, shareholders, directors, employees and any person or entity related to it, indefinitely. For avoidance of doubt, it is hereby clarified that the Employee may disclose this Agreement and any other employment agreement or term of his employment to his legal counsel.

14. The Employee hereby agrees to deliver to the Company, by no later than the Separation Date, all equipment belonging to the Company which is in his possession or control, including the Company's car and all documents, information and other material in his possession or control that belongs to the Company and/or that relates to, or was prepared by the Employee in connection with his employment with the Company, (including any copies thereof) in good condition as provided to him. Additionally, the Employee hereby declares that by the Separation Date, he shall

provide the Company with a list of all passwords, write-protect codes and similar access codes used in the context of his work.

Notwithstanding, the Company shall enable the Employee to receive ownership of the mobile phone, including its phone number, and laptop provided to the Employee by the Company during the term of his employment, with no payment to the Company, subject to its re-formatting and deletion of the Company's information stored on it by the Company's representative. Prior to the Separation Date, the Employee shall bring the laptop and the mobile phone to the Company, in coordination with the Company, for re-formatting and removal of Company information.

15. The Employee hereby gives his free and express authorization for the Company to access all information which is related to the Company or contacted to the Employee's employment at the Company, and not to any privet or personal information, including files, in the laptop or email accounts that were provided to the Employee for his use during his employment with the Company.. Furthermore, the Employee hereby permits the Company to make use of such information to ensure its continued business operations.

    The Employee hereby waives any claim against the Company with regard to the foregoing, including pursuant to the Protection of Privacy Law, 5741-1981, and the regulations promulgated thereunder.

16. It is hereby clarified that any tax or other payments due under any applicable law in connection with the aforementioned payments shall be borne by the Employee. It is further clarified that the Company retains the right to deduct the required taxes and similar payments from any and all of the payments detailed in this Agreement, as well as any debt the Employee has, to the extent that there is any, towards the Company, including deduction of any negative vacation days balance, to the extent that the Employee has such negative balance.

17. The Employee hereby acknowledges and confirms that all of his undertakings in this Agreement are irrevocable and that the Company's undertaking to make the payments detailed in this Agreement, is based on Employee's undertakings herein.

18. The Employee hereby confirms, represents and warrants that he shall reasonably cooperate with the Company regarding any matter that he has been involved in or has information about, which

occurred during or in connection with his employment with the Company, including after the Separation Date.

19. The Employee represents that he has read and understood the terms and conditions of this Agreement, and has had the opportunity to consult with legal counsel in connection with his legal rights and the execution of this Agreement, and is executing this Agreement of his own free will:

Doron Blachar, CEO

Shimon Hatzir